EXHIBIT 2.3
                                     5 pages

                                 April 25, 1997

                                     SECOND
                               NOTICE OF VARIATION

                                     of the
                           OFFER TO PURCHASE FOR CASH
                           all of the Common Shares of

                            MERFIN INTERNATIONAL INC.

                            at an increased price of
                         Cdn. $6.50 per Common Share by

                            BUCKEYE ACQUISITION INC.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank, manager, lawyer or other professional advisor.

April 25, 1997

                                     SECOND
                               NOTICE OF VARIATION

                                     of the
                           OFFER TO PURCHASE FOR CASH
                           all of the Common Shares of

                            MERFIN INTERNATIONAL INC.

                            at an increased price of
                         Cdn. $6.50 per Common Share by

                            BUCKEYE ACQUISITION INC.
--------------------------------------------------------------------------------
      The Offeror hereby gives notice that it is amending and varying its Offer by increasing the consideration payable under the Offer to Cdn. $6.50 per Common Share and further extending the time for acceptance of the Offer.

      The Offer, as amended by this Notice of Variation, is open for acceptance until 7:00 p.m. (Vancouver time) on May 8, 1997, unless further extended or withdrawn.
--------------------------------------------------------------------------------
      Questions and requests for assistance may be directed to the Dealer Manager or the Depositary. Additional copies of this Notice of Variation, the Notice of Variation dated April 15, 1997, the Offer, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery may be obtained without charge on request from such persons at their respective offices shown on the back cover of this document.

                      The Dealer Manager for the Offer is:

                               TD SECURITIES INC.

                     NOTICE TO U.S. HOLDERS OF COMMON SHARES

      The Offer is made for the securities of a Canadian issuer and is subject to Canadian disclosure requirements. Shareholders should be aware that such requirements are different from those of the United States.

      The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some of its officers and directors are residents of Canada, that the experts and the Dealer Manager for the Offer are residents of Canada, and that all or a substantial portion of the assets of the Offeror and said persons are located outside the United States.

      Shareholders should be aware that the Offeror or its affiliates or associates, directly or indirectly, may bid for or make purchases of Merfin International Inc. securities subject to the Offer during the period of the Offer, as extended, as permitted by applicable Canadian laws or provincial laws or regulations.

     All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.


                                      2.3-1

                               NOTICE OF VARIATION

To: THE HOLDERS OF COMMON SHARES OF MERFIN INTERNATIONAL INC.

      By notice to Montreal Trust Company dated April 25, 1997, the Offeror has amended its offer dated March 25, 1997, as extended to April 29, 1997, pursuant to which the Offeror is offering to purchase all of the issued and outstanding Common Shares of Merfin, together with associated Poison Pill Rights. Unless the context otherwise requires, terms denoted by initial capital letters and not defined herein have the meanings set forth in the Offer.

      All references to the "Offer" in the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Variation dated April 15, 1997 and this Notice of Variation mean the Offer as initially extended to April 29, 1997 and as hereby further amended.

      Except as set forth in and as  amended by the  Notice of  Variation  dated
April 15, 1997 and by this Notice of Variation, the terms and conditions previously set forth in the Offer continue to be applicable in all respects. This Notice of Variation should be carefully read in conjunction with the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery which have been previously mailed to registered Shareholders, holders of options or other rights to acquire or receive Common Shares and holders of Convertible Debentures.

1.  Variation of Offer

      The Offeror has amended the Offer to increase the price offered for Common Shares under the Offer to Cdn. $6.50 in cash per Common Share and to extend the time for acceptance of the Offer until 7:00 p.m. (Vancouver time), on May 8, 1997, unless further extended or withdrawn. Accordingly, the Expiry Date is May 8, 1997 and the Expiry Time is 7:00 p.m. (Vancouver time) on the Expiry Date, or such other date or time to which the Offer may be extended from time to time pursuant to Section 4 of the Offer, "Extension and Variation of the Offer".

2.  Manner and Time of Acceptance

      The Offer is open for acceptance until the Expiry Time, unless further extended or withdrawn. Common Shares may be deposited pursuant to the Offer in accordance with the provisions of Section 2 of the Offer, "Manner and Time of Acceptance".

3.  Take-up and Payment for Deposited Common Shares

      The Offeror will take up and pay for the Common Shares deposited as provided in Section 5 of the Offer, "Take-up and Payment for Deposited Common Shares", but in any event, no later than as required by applicable securities law.

4.  Withdrawal of Deposited Common Shares

      All deposits of Common Shares pursuant to the Offer are irrevocable, provided that any Common Shares deposited in acceptance to the Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by law):

     (a)  at any time before the Expiry Time;

     (b) at any time before the expiration of the tenth day after the date upon which either (i) a notice of change is delivered in accordance with
          Section 10 of the Offer, "Notice", relating to a change which has occurred in the information contained in the Offer or in any notice of change or notice of variation delivered in connection therewith (except any change that is not within the control of the Offeror or an affiliate of the Offeror) that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, which change occurred prior to the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or (ii) a notice of variation concerning a variation in the terms of the Offer is delivered in accordance with Section 10 of the Offer, "Notice", unless such deposited Common Shares have been taken up by the Offeror at the date of such notice of change or variation, or in the case of a notice of variation, unless the variation in the terms of the Offer consists solely of an increase in the consideration

                                      2.3-2
          offered for Common Shares and the time for deposit is not extended for a period greater than 10 days or the variation in the terms of the Offer consists solely of the waiver of a condition in the Offer where the consideration offered for the Common Shares under the Offer consists solely of cash; and

     (c) at any time after May 9, 1997 provided that the Common Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.

     The withdrawal of deposited Common Shares must be made in accordance with the provisions of Section 6 of the Offer, "Withdrawal of Deposited Common Shares".

5.  Waiver of the Poison Pill

     On April 18, 1997, the Offeror applied to the Ontario Securities Commission requesting an order striking down Merfin's Shareholder Rights Plan ("Poison Pill"), preferably on or before April 28, 1997, but in any event on or before May 8, 1997. The Offeror anticipated that it would be successful in obtaining such an order. In response, Merfin committed to waiving the Poison Pill on or before 5:00 p.m. (Vancouver time) on May 8, 1997. In light of Merfin's acquiescence with the Offeror's demands, the Offeror withdrew its application rather than proceeding with the hearing to consider the Offeror's request for an order.

6. Amendments to the Offer, Letter of Transmittal and Notice of Guaranteed Delivery

     The Offer, as extended to April 29, 1997, the Letter of Transmittal and the Notice of Guaranteed Delivery are deemed to be amended as required to reflect the increase in the price offered per Common Share and the extension of time for deposit of Common Shares contemplated in this Notice of Variation.

7.  Statutory Rights

     Securities legislation in certain of the provinces and territories of Canada provides holders of Common Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Common Shares. However, such rights must be exercised within prescribed time limits. Holders of Common Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                                      2.3-3

                            APPROVAL AND CERTIFICATE

      The contents of this Notice of Variation have been approved, and the sending, communication or delivery thereof to the Shareholders of Merfin International Inc. has been authorized by the board of directors of Buckeye Acquisition Inc. The foregoing contains no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED: April 25, 1997




       (Signed) ROBERT E. CANNON                 (Signed) DAVID B. FERRARO
 President and Chief Executive Officer             Chief Financial Officer



                       On behalf of the Board of Directors




     (Signed) JOHN F. ANDERSON                   (Signed) PIERRE RAYMOND
                 Director                                    Director



                                      2.3-4

                Offices of the Depositary, Montreal Trust Company
                                     By Mail



                             Stock Transfer Services
                           1800 McGill College Avenue
                                    6th Floor
                                Montreal, Quebec
                                     H3A 3K9

                   By Hand, Courier or Facsimile Transmission



         Montreal                    Vancouver                    Toronto
 Stock Transfer Services     Stock Transfer Services     Stock Transfer Services
800 McGill College Avenue     510 Burrard Street         151 Front Street West
        6th Floor                   2nd Floor                   8th Floor
     Montreal, Quebec      Vancouver, British Columbia      Toronto, Ontario
         H3A 3K9                     V6C 3B9                     M5J 2N1
   Tel: (514) 982-7555         Tel: (604) 661-0222         Tel: (416) 981-9596
   Fax: (514) 982-7347         Fax: (604) 661-9480         Fax: (416) 981-9600


                             The Dealer Manager is:

                               TD Securities Inc.

                               55 King Street West
                                    7th Floor
                                   P.O. Box 1
                           Toronto Dominion Bank Tower
                             Toronto-Dominion Centre
                                Toronto, Ontario
                                     M5K 1A2

                               Tel: (416) 982-2865
                               Fax: (416) 982-4410

      Any questions and requests for assistance may be directed by Shareholders to the Dealer Manager or the Depositary at their respective telephone numbers and locations set out above.
                                      2.3-5